Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3222

For Immediate Release

Media Contact:	Investor Contact:

Amanda Covington	Michael Pici
Phone: 703-412-3231	Phone: 703-412-3216
E-mail: amanda.covington@atk.com	E-mail: michael.pici@atk.com

ATK Reports Fourth Quarter and FY14 Full-Year Operating Results

Full-Year Fully Diluted EPS Was $10.42, Up 25 Percent Year Over Year

Full-Year Sales Were $4.8 Billion, Up 9 Percent Year Over Year

Cash Provided by Operating Activities Was $388 Million, Up 42 Percent Year Over Year

ATK Establishes FY15 Financial Guidance

Arlington, Va., May 15, 2014 — ATK (NYSE: ATK) today reported operating results for the fourth quarter and Fiscal Year 2014 (FY14), which ended on March 31, 2014.

FOURTH QUARTER

ATK reported operating profit in the fourth quarter of $170 million, an approximately $49 million increase from the prior-year period. Excluding the Radford Army Ammunition Plant (RFAAP) pension segment close out, an environmental settlement, and acquisition inventory step-up, FY14 fourth quarter operating profit as adjusted was approximately $153 million compared to $122 million in the fourth quarter of FY13 (see reconciliation table for details). The increase was driven primarily by higher sales and profit in the Sporting Group and lower pension expense. Fully diluted earnings per share (EPS) in the quarter were $2.90 compared to $2.23 in the prior-year period. As adjusted fourth quarter fully diluted EPS was $2.59 (see reconciliation table for details). Fourth quarter EPS increased due to higher Sporting Group results and lower pension expense.

Fourth quarter sales of $1.3 billion were up 17 percent from the prior-year quarter. Excluding the RFAAP pension segment close out, as adjusted sales for the quarter were $1.3 billion, due to increased sales in the Sporting Group, partially offset by a decline in the Aerospace and Defense Groups (see reconciliation table for details). Fourth quarter orders were $1.6 billion, down from $2.5 billion, mostly driven by lower orders in ATK's Sporting Group, partially offset by an increase in the Defense Group. The decline in Sporting Group orders is due to unusually high orders in the prior year, which ATK previously noted might not have been indicative of future sales. ATK's book-to-bill ratio for the quarter was 1.2. Please see segment and corporate results below.

"ATK achieved record profitability in the quarter," said Mark DeYoung, ATK President and Chief Executive Officer. "We have proactively positioned the company to compete in new markets and adjacent lanes to ensure we continue to deliver stability and long-term growth to our shareholders. We have strategically invested in our international market opportunities, while driving execution excellence and new innovation in our core businesses."

FISCAL YEAR 2014

Full-year operating profit was $590 million compared to $470 million in the prior year. Excluding the RFAAP pension segment close out, transaction costs associated with acquisitions, an environmental settlement, and inventory step-up, as adjusted operating profit was $598 million (see reconciliation table for details) driven by higher sales and profit in the Sporting Group and lower pension expense, partially offset by a decrease in sales and profit in the Defense Group. For the full year, net income was up 25 percent to $341 million, compared to $272 million in the prior year. As adjusted net income was $346 million compared to $231 million in the prior year (see reconciliation table for details). Full-year EPS was $10.42, compared to $8.34 in the prior year. As adjusted EPS increased from $7.10 to $10.59, driven by higher Sporting Group results and lower pension expense compared to the prior year, partially offset by increased interest expense and a higher tax rate (see reconciliation table for details).

The company achieved full-year sales of $4.8 billion, up 9 percent from the prior year. Excluding the RFAAP pension segment close out, as adjusted full-year sales were $4.7 billion (see reconciliation table for details), largely driven by increased sales in the Sporting and Aerospace Groups, partially offset by a decline in the Defense Group. Orders for the year were $5.8 billion, down from $6.3 billion, resulting in a full-year book-to-bill ratio of 1.2. The decrease in orders was due to lower orders in the Sporting Group, partially offset by increases in the Defense and Aerospace Groups.

"This was an outstanding year full of accomplishments," said DeYoung. "The company recorded exceptional performance. ATK delivered record-level operating income and generated strong free cash flow, grew during a time of government budget uncertainty, and completed two strategic acquisitions and secured new business to position the company for future success."

SUMMARY OF REPORTED RESULTS

ATK operates in a three business group structure: the Aerospace Group, the Defense Group and the Sporting Group. The following table presents the company’s results for fiscal year 2014 and the fourth quarter ended March 31, 2014 (in thousands).

Sales:

	Quarter Ended				Year Ended
	March 31, 2014	March 31, 2013	$ Change	% Change	March 31, 2014	March 31, 2013	$ Change	% Change
Aerospace Group	$332,783	$347,658	$(14,875)	(4.3)%	$1,277,452	$1,267,719	$9,733	0.8%
Defense Group	548,818	534,498	14,320	2.7%	1,950,784	2,109,671	(158,887)	(7.5)%
Sporting Group	558,439	325,676	232,763	71.5%	1,862,333	1,183,256	679,077	57.4%
Eliminations	(94,440)	(53,957)	(40,483)	75.0%	(315,441)	(198,501)	(116,940)	58.9%
Total sales	$1,345,600	$1,153,875	$191,725	16.6%	$4,775,128	$4,362,145	$412,983	9.5%

Income before Interest, Income Taxes, and Noncontrolling Interest (Operating Profit):

	Quarter Ended				Year Ended
	March 31, 2014	March 31, 2013	$ Change	% Change	March 31, 2014	March 31, 2013	$ Change	% Change
Aerospace Group	$30,653	$34,886	$(4,233)	(12.1)%	$141,692	$144,392	$(2,700)	(1.9)%
Defense Group	40,432	61,202	(20,770)	(33.9)%	210,669	270,498	(59,829)	(22.1)%
Sporting Group	87,464	42,183	45,281	107.3%	270,523	118,325	152,198	128.6%
Corporate	11,890	(16,734)	28,624	171.1%	(32,578)	(63,572)	30,994	48.8%
Total operating profit	$170,439	$121,537	$48,902	40.2%	$590,306	$469,643	$120,663	25.7%

AEROSPACE GROUP

Fourth quarter sales were down 4 percent to $333 million compared to $348 million in the prior-year quarter, primarily driven by lower sales in the Space Systems Operations division.

Operating profit in the quarter was down 12 percent to $31 million compared to $35 million in the prior-year quarter. The decrease was driven by lower sales and increased research and development costs.

Full-year sales in the Aerospace Group were relatively flat at $1.3 billion.

For the full year, operating profit decreased 2 percent to $142 million, compared to $144 million in the prior year. The decrease was due to program mix across the group.

DEFENSE GROUP

Sales in the fourth quarter increased 3 percent to $549 million compared to $534 million in the prior-year quarter. Excluding the RFAAP pension segment close out, adjusted fourth quarter sales were $521 million (see reconciliation table for details). The decrease was driven by decreases in the Armament Systems and Defense Electronic Systems divisions, partially offset by an increase in the Small Caliber Systems division.

Operating profit for the quarter was down 34 percent to $40 million compared to $61 million in the prior-year quarter. Excluding the RFAAP pension segment close out, as adjusted operating profit was $42 million compared to $61 million in the prior-year quarter (see reconciliation table for details). The decrease in as adjusted operating profit was driven by lower profit in the Small Caliber Systems division as ATK transitions to a new contract, and the Defense Electronics Systems division, partially offset by performance improvements on programs in the Armament Systems division.

For the full year, sales in the Defense Group declined 8 percent to $2.0 billion, compared to $2.1 billion in the prior year. Excluding the RFAAP pension segment close out and prior-year results of RFAAP, as adjusted sales were $1.9 billion compared to $2.0 billion in the prior-year (see reconciliation table for details). The decrease reflects lower sales in the Armament Systems division, the Small Caliber Systems division as ATK transitions to a new contract, and the Defense Electronics Systems division. The decrease is partially offset by an increase in the Missile Products division, due to increased production.

Operating profit for the year decreased 22 percent to $211 million from $270 million in the prior year. As adjusted profit was down 5 percent to $212 million from $222 million (see reconciliation table for details). The decrease in profit was due to reduced sales volumes, and lower profit as ATK transitions to a new contract, offset by performance improvements in the Small Caliber Systems division on the previous contract.

SPORTING GROUP

Fourth quarter sales increased 71 percent to $558 million compared to $326 million in the prior-year quarter. Organic sales increased 12 percent due to volume and a previously announced price increase for ammunition, partially offset by a decrease in demand for military accessories. Sales from Savage and Bushnell were $62 million and $132 million, respectively.

Operating profit in the fourth quarter increased 107 percent to $87 million compared to $42 million in the prior-year quarter, driven by additional sales volume and the price increase as noted above, the FY14 acquisitions, and product mix. Operating profit from Savage and Bushnell was $15 million and $5 million, respectively. Fourth quarter operating profit includes inventory step-up and transition costs for the Savage and Bushnell acquisitions.

For the full year, the Sporting Group achieved record sales of $1.9 billion, up 57 percent from $1.2 billion in the prior year. Organic sales were driven by increased volume and the price increase referenced above, offset by decreased demand for military accessories. Sales from Savage and Bushnell were $179 million and $217 million, respectively.

Full-year operating profit increased 129 percent to $271 million, compared to $118 million in the prior year. This increase reflects the increased volume and price increase as noted above, Savage and Bushnell, and improved product mix. Operating profit from Savage and Bushnell was $33 million and $9 million, respectively, including inventory step-up and transition costs.

CORPORATE AND OTHER

In the fourth quarter, corporate and other income totaled $12 million compared to an expense of $17 million in the prior-year quarter, reflecting a reduction in pension expense including the RFAAP pension segment close out, partially offset by an environmental settlement. The tax rate for the quarter was 34.5 percent compared to 32.4 percent in the prior-year quarter. The higher tax rate is primarily due to the retroactive extension of the Federal R&D tax credit in the prior year, partially offset by a higher Domestic Manufacturing Deduction. Interest expense was $24 million compared to $14 million in the prior-year quarter, primarily reflecting the increased average debt level as a result of the acquisition of Bushnell.

For the full year, corporate and other expenses decreased to $33 million, compared to $64 million in the prior year, primarily driven by a reduction in pension expense including the RFAAP pension segment close out, partially offset by transaction costs related to acquisitions, increased intercompany profit eliminations, and an environmental settlement. The effective tax rate for the year was 33.2 percent, compared to 30.6 percent in FY13. The increase reflects the favorable settlement of the IRS audit of the company's tax returns in the prior year, partially offset by a discrete impact of several tax law changes during the current year.

The company generated free cash flow of $242 million compared to $177 million in the prior year (see reconciliation table for details), reflecting reduced pension contributions and increased net income, partially offset by increased capital expenditures of $146 million.

In FY14, the company completed $52 million of share repurchases and has suspended the remainder of its share repurchase program.

OUTLOOK

ATK is establishing initial FY15 financial guidance. The company expects FY15 sales in a range of $5.15 billion to $5.25 billion, and EPS in a range of $10.80 to $11.20. The company expects capital expenditures of approximately $135 million and free cash flow in a range of $250 million to $275 million (see reconciliation table for details). Average share count is expected to be approximately 33 million, which includes the dilutive effect of the convertible debt for the entire year. The effective tax rate for the year is expected to be approximately 35 percent. Pension expenses are expected to be approximately $83 million compared to $130 million in the prior year. This reflects the pension redesign, which was implemented on July 1, 2013, and a slightly higher discount rate.

Included in the guidance above, the company will record a $10 million ($0.19 of EPS) restructuring charge in the first quarter for facility rationalization.

On April 29, 2014, ATK announced it plans to create two independent, public companies with leadership in Outdoor Sports and Aerospace and Defense. The company’s Board of Directors approved a definitive agreement that provides for the tax-free spin-off of the Company's Sporting Group to ATK shareholders. The spin-off will be immediately followed by a tax-free, all-stock merger between ATK's Aerospace and Defense Groups and Orbital Sciences Corporation ("Orbital") (NYSE: ORB), pursuant to which Orbital shareholders will receive shares of ATK common stock as consideration. ATK anticipates completing the transaction by the end of calendar year 2014. The FY15 guidance above is for ATK's ongoing operation in its current form and does not include any impact for this transaction.

"In FY14, ATK reached record levels of production and profitability and achieved significant earnings growth," said Neal Cohen, ATK Executive Vice President and Chief Financial Officer. "Additionally, ATK significantly reduced the company's go-forward pension costs and liabilities, refinanced long-term debt and delivered strong shareholder returns."

Reconciliation of Non-GAAP Financial Measures

Sales, Margins, and Earnings Per Share

The Sales, Margins, and Earnings Per Share (EPS) excluding transaction costs associated with acquisitions, write-off of deferred financing costs, acquisition inventory step-up, an environmental settlement, the results of the RFAAP and the RFAAP pension segment close out, a favorable settlement of the IRS audit of the company's tax returns in the prior year, and the discrete impact of several tax law changes during the current year are non-GAAP financial measures that ATK defines as Sales, Margins, and EPS excluding the impact of these items. ATK management is presenting these measures so a reader may compare Sales, Margins, and EPS excluding these items as the measures provide investors with an important perspective on the operating results of the Company. ATK management uses these measurements internally to assess business performance, and ATK’s definition may differ from those used by other companies.

Total ATK for the Quarter Ended

March 31, 2014:

	Sales	EBIT	Margin	Taxes	After-tax	EPS
As reported	$1,345,600	$170,439	12.7%	$50,437	$96,000	$2.90
Radford pension segment close out	(27,387)	(27,387)		(10,544)	(16,843)	(0.51)
Environmental settlement		5,208		2,005	3,203	0.10
Inventory step-up		5,123		1,908	3,215	0.10
As adjusted	$1,318,213	$153,383	11.6%	$43,806	$85,575	$2.59

Total ATK for the Year Ended

March 31, 2014:

	Sales	EBIT	Margin	Interest Expense	Taxes	After-tax	EPS
As reported	$4,775,128	$590,306	12.4%	$80,044	$169,428	$340,915	$10.42
Radford pension segment close out	(27,387)	(27,387)			(10,544)	(16,843)	(0.51)
Inventory step-up		15,500			5,774	9,726	0.30
Bushnell transaction costs		14,254			3,143	11,111	0.34
Environmental settlement		5,208			2,005	3,203	0.10
Deferred financing costs written off				(6,166)	2,374	3,792	0.12
Tax law changes					6,048	(6,048)	(0.18)
As adjusted	$4,747,741	$597,881	12.6%	$73,878	$178,228	$345,856	$10.59

March 31, 2013:

	Sales	EBIT	Margin	Interest Expense	Taxes	After-tax	EPS
As reported	$4,362,145	$469,643	10.8%	$65,924	$120,243	$271,805	$8.34
Radford	(73,967)	(48,200)			(18,798)	(29,402)	(0.90)
Tax Settlement					11,123	(11,123)	(0.34)
As adjusted	$4,288,178	$421,443	9.8%	$65,924	$112,568	$231,280	$7.10

Defense Group for the Quarter Ended

March 31, 2014:

	Sales	EBIT	Margin
As reported	$548,818	$40,432	7.4%
Radford pension segment close out	(27,387)	1,599
As adjusted	$521,431	$42,031	8.1%

Defense Group for the Year Ended

March 31, 2014:

	Sales	EBIT	Margin
As reported	$1,950,784	$210,669	10.8%
Radford pension segment close out	(27,387)	1,599
As adjusted	$1,923,397	$212,268	11.0%

March 31, 2013:

	Sales	EBIT	Margin
As reported	$2,109,671	$270,498	12.8%
Radford	(73,967)	(48,200)
As adjusted	$2,035,704	$222,298	10.9%

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures. ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, cash dividends, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Year ended March 31, 2014	Year ended March 31, 2013	Projected Year Ending March 31, 2015
Cash provided by operating activities	$388,020	$273,592	$385,000–$410,000
Capital expenditures	(145,964)	(96,889)	~(135,000)
Free cash flow	$242,056	$176,703	$250,000–$275,000

ATK is an aerospace, defense, and commercial products company with operations in 22 states, Puerto Rico, and internationally. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk, or on Twitter @ATK.

Certain information discussed in this press release constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected. Among these factors are: the risk that the anticipated benefits and cost savings from the Bushnell transaction may not be fully realized or may take longer than expected to realize; assumptions regarding the demand for Bushnell's products; the ability of ATK to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of Bushnell; costs or difficulties related to the integration of Bushnell following completion of the transaction; and changes in the business, industry or economic conditions or competitive environment; assumptions related to the profitability of commercial aerospace structures programs; uncertainties related to the development of NASA's new Space Launch System; demand for commercial and military ammunition; sales levels of firearms; changes in federal and state firearms and ammunition regulation; changes in governmental spending, budgetary policies, including the impacts of sequestration under the Budget Control Act of 2011, and product sourcing strategies; the company's competitive environment; risks inherent in the development and manufacture of advanced technology; risks associated with compliance and diversification into new markets, including international markets; assumptions regarding the company's long-term growth strategy; assumptions regarding growth opportunities in international and commercial markets; increases in commodity costs, energy prices and production costs; foreign currency exchange rates and fluctuations in those rates; assumptions regarding orders; the terms and timing of awards and contracts; program performance; program terminations; changes in cost estimates related to relocation of facilities; the outcome of contingencies, including litigation and environmental remediation; cybersecurity and other industrial and physical security threats; actual pension asset returns and assumptions regarding future returns, discount rates and service costs; capital market volatility and corresponding assumptions related to the company's shares outstanding; the availability of capital market financing; changes to accounting standards or policies; changes in tax rules or pronouncements; economic conditions; and the company's capital deployment strategy, including debt repayment, dividend payments, share repurchases, pension funding, mergers and acquisitions — including the related costs and any integration thereof. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK's most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
(preliminary and unaudited)

	QUARTERS ENDED		YEARS ENDED
(Amounts in thousands except per share data)	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Sales	$1,345,600	$1,153,875	$4,775,128	$4,362,145
Cost of sales	1,004,566	910,523	3,635,486	3,421,276
Gross profit	341,034	243,352	1,139,642	940,869
Operating expenses:
Research and development	28,395	20,810	62,520	64,678
Selling	57,360	40,689	203,976	162,359
General and administrative	84,840	60,316	282,840	244,189
Income before interest, loss on extinguishment of debt, income taxes, and noncontrolling interest	170,439	121,537	590,306	469,643
Interest expense	(24,133)	(13,938)	(80,044)	(65,924)
Interest income	92	212	252	538
Loss on extinguishment of debt	—	—	—	(11,773)
Income before income taxes and noncontrolling interest	146,398	107,811	510,514	392,484
Income tax provision	50,437	34,913	169,428	120,243
Net income	95,961	72,898	341,086	272,241
Less net income attributable to noncontrolling interest	(39)	160	171	436
Net income attributable to Alliant Techsystems Inc.	$96,000	$72,738	$340,915	$271,805
Alliant Techsystems Inc. earnings per common share:
Basic	$3.04	$2.25	$10.76	$8.38
Diluted	$2.90	$2.23	$10.42	$8.34
Cash dividends paid per share	$0.32	$0.26	$1.10	$0.92
Alliant Techsystems Inc.’s weighted-average number of common shares outstanding:			0	32874
Basic	31,543	32,335	31,671	32,447
Diluted	33,067	32,633	32,723	32,608
Net income (from above)	$95,961	$72,898	$341,086	$272,241
Other comprehensive income (loss), net of tax:
Pension and other postretirement benefit liabilities:
Reclassification of prior service credits for pension and postretirement benefit plans recorded to net income, net of tax benefit of $2,810, $841, $11,240, and $3,366	(4,531)	(1,352)	(18,125)	(5,406)
Reclassification of net actuarial loss for pension and postretirement benefit plans recorded to net income, net of tax expense of $(14,197), $(12,295), $(56,791), and $(49,192)	22,846	19,503	91,387	78,062
Valuation adjustment for pension and postretirement benefit plans, net of tax expense of $(48,178), $(8,842), $(48,772), and $(9,575)	78,525	14,188	78,522	15,456
Change in fair value of derivatives, net of tax benefit of $1,429, $2,052, $1,771, and $3,586, respectively	(2,283)	(3,209)	(2,830)	(5,608)
Change in fair value of available-for-sale securities, net of tax (expense) benefit of $(58), $12, $(29), and $135, respectively	93	(20)	46	(210)
Change in cumulative translation adjustment, net of tax (expense) benefit of $(69), $0, $942, and $0	115	—	(1,505)	—
Total other comprehensive income	$94,765	$29,110	$147,495	$82,294

Comprehensive income	190,726	102,008	488,581	354,535
Less comprehensive income attributable to noncontrolling interest	(39)	160	171	436
Comprehensive income attributable to Alliant Techsystems Inc.	$190,765	$101,848	$488,410	$354,099

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	March 31, 2014	March 31, 2013
Assets
Current assets:
Cash and cash equivalents	$266,632	$417,289
Net receivables	1,473,820	1,312,573
Net inventories	558,250	315,064
Income tax receivable	—	22,066
Deferred income tax assets	93,616	106,566
Other current assets	69,280	45,174
Total current assets	2,461,598	2,218,732
Net property, plant, and equipment	697,551	602,320
Goodwill	1,916,921	1,251,536
Net intangible assets	577,850	109,954
Noncurrent deferred income tax assets	—	95,007
Deferred charges and other non-current assets	117,226	105,461
Total assets	$5,771,146	$4,383,010
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$249,228	$50,000
Accounts payable	315,605	337,713
Contract advances and allowances	105,787	119,491
Accrued compensation	128,821	137,630
Accrued income taxes	7,877	—
Other accrued liabilities	322,832	262,021
Total current liabilities	1,130,150	906,855
Long-term debt	1,843,750	1,023,877
Noncurrent deferred income tax liabilities	117,515	—
Postretirement and postemployment benefits liabilities	74,874	94,087
Accrued pension liability	557,775	719,172
Other long-term liabilities	124,944	126,458
Total liabilities	$3,849,008	$2,870,449
Commitments and contingencies
Common stock—$.01 par value:
Authorized—180,000,000 shares
Issued and outstanding—31,842,642 shares at March 31, 2014 and 32,318,295 shares at March 31, 2013	318	323
Additional paid-in-capital	534,015	534,137
Retained earnings	2,789,264	2,483,483
Accumulated other comprehensive loss	(680,809)	(828,304)
Common stock in treasury, at cost—9,712,877 shares held at March 31, 2014 and 9,237,154 shares held at March 31, 2013	(731,213)	(687,470)
Total Alliant Techsystems Inc. stockholders' equity	1,911,575	1,502,169
Noncontrolling interest	10,563	10,392
Total equity	1,922,138	1,512,561
Total liabilities and equity	$5,771,146	$4,383,010

ALLIANT TECHSYSTEMS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Years Ended March 31
(Amounts in thousands)	2014	2013
Operating Activities
Net income	$341,086	$272,241
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	94,072	94,903
Amortization of intangible assets	23,704	11,159
Amortization of debt discount	7,364	6,875
Amortization of deferred financing costs	10,222	3,847
Inventory write-downs	13,502	5,696
Loss on the extinguishment of debt	—	11,773
Deferred income taxes	12,159	(16,591)
Loss (gain) on disposal of property	8,262	(1,613)
Share-based plans expense	12,701	12,025
Excess tax benefits from share-based plans	(833)	(2)
Changes in assets and liabilities:
Net receivables	9,390	34,602
Net inventories	(66,728)	(62,265)
Accounts payable	(118,641)	4,160
Contract advances and allowances	(39,466)	(333)
Accrued compensation	(16,022)	13,200
Accrued income taxes	20,522	(26,042)
Pension and other postretirement benefits	65,500	(33,438)
Other assets and liabilities	11,226	(56,605)
Cash provided by operating activities	388,020	273,592
Investing Activities
Capital expenditures	(145,964)	(96,889)
Acquisitions of businesses, net of cash acquired	(1,301,687)	—
Proceeds from the disposition of property, plant, and equipment	5,662	172
Cash used for investing activities	(1,441,989)	(96,717)
Financing Activities
Borrowings on line of credit	280,000	—
Repayments of line of credit	(280,000)	—
Payments made on bank debt	(38,263)	(35,000)
Payments made to extinguish debt	(510,000)	(409,000)
Proceeds from issuance of long-term debt	1,560,000	200,000
Payments made for debt issue costs	(21,641)	(1,458)
Purchase of treasury shares	(53,270)	(58,371)
Dividends paid	(35,134)	(30,033)
Proceeds from employee stock compensation plans	729	5,461
Excess tax benefits from share-based plans	833	2
Cash provided by (used for) financing activities	903,254	(328,399)
Effect of foreign currency exchange rate fluctuations on cash	58	—
Decrease in cash and cash equivalents	(150,657)	(151,524)
Cash and cash equivalents at beginning of year	417,289	568,813
Cash and cash equivalents at end of year	$266,632	$417,289